Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Internet America, Inc. on Form S-8 of our report dated September 27, 2013, with respect to the consolidated financial statements included in the Annual Report on Form 10-K for the year ended June 30, 2013.

/s/ Pannell Kerr Forster of Texas, P.C.

Houston, Texas

June 5, 2014